                                                                     EXHIBIT 2.2

                             STOCKHOLDERS AGREEMENT




         STOCKHOLDERS AGREEMENT, dated as of September 26, 1996 (this "Agreement"), by and among A.H. Belo Corporation, a Delaware corporation ("Parent"), and each of the other parties signatory hereto (each a "Stockholder" and, collectively, the "Stockholders").

                              W I T N E S S E T H:


         WHEREAS, concurrently herewith, Parent, A H Finance Company, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and The Providence Journal Company, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which the Company will be merged with and into Sub (the "Merger");

         WHEREAS, each of the Stockholders Beneficially Owns (as defined herein) the number of shares, par value $1.00 per share, of Class A and/or Class B Common Stock of the Company (the "Shares" or "Company Common Stock") set forth opposite such Stockholder's name on Schedule I hereto;

         WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1. Provisions Concerning Company Common Stock. Each Stockholder hereby agrees with Parent that, during the period commencing on the date hereof and continuing until the first to occur of the Effective Time and termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Stockholder shall vote (or, in the case of joint ownership, use all reasonable efforts to cause to be voted) the Shares Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired, (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Parent, against (x) any takeover proposal (other than the Merger and the transactions contemplated by the Merger Agreement) or (y) any changes in a majority of the persons who constitute the board of directors of the Company. Such Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean a person's having direct ownership of and the right to vote such securities in his or her individual capacity.

         2. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Parent as follows:

         (a) Ownership of Shares. Such Stockholder is the record and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name on Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares Beneficially Owned by such Stockholder. Such Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such rights.

         (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any law, regulation or court order or any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, Stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

         (c) Restriction on Transfer, Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement; provided, however, that, notwithstanding clause (i) of this sentence, (x) such Stockholder shall be permitted to transfer any of such Stockholder's Shares to a trust or similar entity for estate planning purposes so long as such Stockholder retains, or another Stockholder acquires, (1) sole power to vote such Shares

(and votes such Shares in accordance with this Agreement) and (2) investment power over such shares (and causes such trust or similar entity to retain such Shares until the termination of this Agreement); (y) such Stockholder shall be permitted to make one or more gifts or charitable donations of such Shares up to such number of Shares as represents no more than 10% of the voting power represented by the aggregate number of such Stockholder's Shares on the date hereof; and (z) such Stockholder may pledge or margin any of such Stockholder's Shares so long as such Stockholder retains sole power to vote such Shares (and votes in accordance with this Agreement) for the term of this Agreement (provided that such pledge or margin transaction shall be made only to or with a financial institution extending credit to such Stockholder in the ordinary course of such financial institution's business and unrelated to any transaction or transactions involving an attempt to acquire control of the Company).

         (d) Other Potential Acquirors. Such Stockholder (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, the Company or its subsidiaries or any business combination with the Company or its subsidiaries, in his, her or its capacity as such, and (ii) from and after the date hereof until termination of the Merger Agreement, unless and until the Company is permitted to take such actions under Section 4.02 of the Merger Agreement, shall not, in such capacity, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any takeover proposal.

         (e) Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

         3. Stop Transfer. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholders' Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

         4. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time.

         5. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company or trustee of a trust makes any agreement or understanding herein in his or her capacity as such director or trustee. Each Stockholder signs solely in his or her capacity as the Beneficial Owner of such Stockholder's Shares.

         6.      Miscellaneous.

         (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

         (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party; provided, however, that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

         (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided, however, that Schedule I hereto may be supplemented by Parent and one or more stockholders of the Company by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

         (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:


If to any Stockholder:                  At the address set forth
                                        on Schedule I hereto


                                        The Providence Journal Company
                                        75 Fountain Street
                                        Providence, Rhode Island  02902
                                        Telephone:   (401) 277-7000
                                        Facsimile:   (401) 277-7889
                                        Attention:   Stephen Hamblett and
                                                     John L. Hammond, Esq.

with a copy to:                        Wachtell, Lipton, Rosen & Katz
                                       51 West 52nd Street
                                       New York, New York 10019
                                       Telephone:   (212)403-1218
                                       Facsimile:   (212) 403-2000
                                       Attention:   Daniel A. Neff, Esq.

                                                     and

                                       Edwards & Angell
                                       2700 Hospital Trust Tower
                                       Providence, RI  02903
                                       Telephone:   (401) 274-9200
                                       Facsimile:   (401) 276-6611
                                       Attention:   Walter G.D. Reed, Esq.

If to Parent
or Sub:                                Michael J. McCarthy, Esq.
                                       Senior Vice President and General Counsel
                                       A.H. Belo Corporation
                                       400 South Record Street
                                       Dallas, Texas  75202
                                       Telephone:   (214) 977-6600
                                       Facsimile:   (214) 977-8209



with a copy to:                        Gibson, Dunn & Crutcher LLP
                                       200 Park Avenue
                                       New York, NY  10166
                                       Telephone:   (212) 351-4000
                                       Facsimile:   (212-351-4035
                                       Attention:   E. Michael Greaney, Esq.



or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

         (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

         (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

         IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.




                                      A.H. BELO CORPORATION

                                      By: /s/ ROBERT W. DECHERD
                                         -------------------------------------
                                         Name:  Robert W. Decherd
                                         Title: Chairman of the Board, President
                                                and Chief Executive Officer



                                      STOCKHOLDERS:
                                      /s/ STEPHEN HAMBLETT
                                      -----------------------------------------
                                      Stephen Hamblett

                                      /s/ JACK  C. CLIFFORD
                                      -----------------------------------------
                                      Jack C. Clifford

                                      /s/  JOHN A. BOWERS
                                      -----------------------------------------
                                      John A. Bowers

                                      /s/ JOHN L. HAMMOND
                                      -----------------------------------------
                                      John L. Hammond

                                      /s/ THOMAS N. MATLACK
                                      -----------------------------------------
                                      Thomas N. Matlack

                                      /s/ JOHN E. HAYES
                                      -----------------------------------------
                                      John E. Hayes

                                      /s/ PAUL H. McTEAR, JR.
                                      -----------------------------------------
                                      Paul H. McTear, Jr.

                                      /s/ MICHAEL B. ISAACS
                                      -----------------------------------------
                                      Michael B. Isaacs

                                      /s/ MINDY C. ISAACS
                                      -----------------------------------------
                                      Spousal consent, if applicable

                                      /s/ HARRY DYSON
                                      -----------------------------------------
                                      Harry Dyson

                                      /s/ ROBERT G. COLUCCI
                                      -----------------------------------------
                                      Robert G. Colucci

                                      /s/ JOEL P. RAWSON
                                      -----------------------------------------
                                      Joel P. Rawson

                                      /s/ JOEL N. STARK
                                      -----------------------------------------
                                      Joel N. Stark

                                      /s/ HOWARD G. SUTTON
                                      -----------------------------------------
                                      Howard G. Sutton

                                      /s/ F. REMINGTON BALLOU
                                      -----------------------------------------
                                      F. Remington Ballou

                                      /s/ HENRY P. BECTON, JR.
                                      -----------------------------------------
                                      Henry P. Becton, Jr.

                                      /s/ FANCHON M. BURNHAM
                                      -----------------------------------------
                                      Fanchon M. Burnham

                                      /s/ KAY K. CLARKE
                                      -----------------------------------------
                                      Kay K. Clarke

                                      /s/ PETER B. FREEMAN
                                      -----------------------------------------
                                      Peter B. Freeman

                                      /s/ BENJAMIN P. HARRIS, III
                                      -----------------------------------------
                                      Benjamin P. Harris, III

                                      /s/ PAUL A. MAEDER
                                      -----------------------------------------
                                      Paul A. Maeder

                                      /s/  PRISCILLA W. BALLOU
                                      -----------------------------------------
                                      Spousal consent, if applicable


                                      /s/  GWILL E. YORK
                                      -----------------------------------------
                                      Spousal consent, if applicable

                                      STOCKHOLDERS:

                                      /s/ TRYGVE E. MYHREN
                                      -----------------------------------------
                                      Trygve E. Myhren

                                      /s/ JOHN W. ROSENBLUM
                                      -----------------------------------------
                                      John W. Rosenblum

                                      /s/ W. NICHOLAS THORNDIKE
                                      -----------------------------------------
                                      W. Nicholas Thorndike

                                      /s/ JOHN W. WALL
                                      -----------------------------------------
                                      John W. Wall

                                      /s/ PATRICK R. WILMERDING
                                      -----------------------------------------
                                      Patrick R. Wilmerding

                                      /s/  MARY S. WALL
                                      -----------------------------------------
                                      Spousal consent, if applicable

ACKNOWLEDGED AND AGREED TO
(with respect to Section 3):


THE PROVIDENCE JOURNAL COMPANY



By:  /s/  STEPHEN HAMBLETT
    --------------------------------------
     Name:    Stephen Hamblett
     Title:   Chairman of the Board, Chief
              Executive Office and Publisher

                                 Schedule I  to

                             Stockholders Agreement





Name and Address                                  Number of Shares Owned
----------------                                  ----------------------
                                             Class A                   Class B
                                             --------                  -------
Stephen Hamblett                              338,474                   66,600
35 Benefit Street
Providence, RI  02906
Jack C. Clifford                              106,147
2 Tallwood Drive
Barrington, RI  02806
John A. Bowers                                 49,831
2 Maryland Drive
W. Warwick, RI  02893
John L. Hammond                                21,402
54 Cindy Ann Drive
East Greenwich, RI  02818
Thomas N. Matlack                              16,635
17 Woodhaven Road
Barrington, RI  02806
John E. Hayes                                  40,055
32 Mallard Cove Way
Barrington, RI  02806
Paul H. McTear, Jr.                            20,612
11 Gladys Drive
North Kingstown, RI  02852
Michael B. Isaacs                              20,609
46 Bunker Hill Lane
East Greenwich, RI  02818
Harry Dyson                                    19,209
24 Metcalf Drive
Cumberland, RI  02864
Robert G. Colucci                               2,004
10 Pineridge Drive
Smithfield, RI  02917

                                 Schedule I  to

                             Stockholders Agreement





Name and Address                                   Number of Shares Owned
----------------                                   ----------------------
                                             Class A                   Class B
                                             -------                   -------
Joel P. Rawson                                     60
235 Collins Taft Road
Harrisville, RI  02830
Joel N. Stark                                  16,245
137 Briarcliff Avenue
Warwick, RI  02889
Howard G. Sutton                               21,595
11 Courageous Circle
Bristol, RI  02809
F. Remington Ballou                            18,450                   10,800
25 John Street
Providence, RI  02906
Henry P. Becton, Jr.                           10,100                        0
338 Boston Post Road
Weston, MA  02134
Fanchon M. Burnham                             52,650                   66,150
3554 Edmunds Street NW
Washington, DC  20007
Kay K. Clarke                                   3,827                        0
89 River Road
East Haddam, CT  06423
Peter B. Freeman                              139,950                  180,000
100 Alumni Avenue
Providence, RI  02906
Benjamin P. Harris, III                        18,914                   21,600
130 Prospect Street
Providence, RI  02906
Paul A. Maeder                                     82                        0
17 Lowell Street
Cambridge, MA  02138

                                 Schedule I  to

                             Stockholders Agreement





Name and Address                                    Number of Shares Owned
----------------                                    ----------------------
                                             Class A                   Class B
                                             -------                   -------
Trygve E. Myhren                              158,696                        0
30 Appletree Lane
Barrington, RI 02806

         or

760 Potato Patch Drive
Vail, CO  81657

John W. Rosenblum                               4,050                        0
Route 3, Box 53
Crozet, VA  22932

W. Nicholas Thorndike                          64,800                   48,600
150 Dudley Street
Brookline, MA  02146

John W. Wall                                   19,800                   32,400
106 Prospect Street
Providence, RI  02906

Patrick R. Wilmerding                          58,874                  129,312
35 Crafts Road
Chestnut Hill, MA  02167-1823





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